EXHIBIT 99.1

[LOGO] insignia systems, inc. Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Fourth Quarter Net Loss of $3,300,000,
including Goodwill Impairment Charge of $2,133,000

MINNEAPOLIS – February 17, 2004 – Insignia Systems, Inc. (NASDAQ:ISIG) today reported net sales of $5,305,000 for the fourth quarter ended December 31, 2003, a decrease of 33% compared to net sales of $7,907,000 for the fourth quarter of 2002. Insignia Point-of-Purchase Services (POPS) revenue for the fourth quarter of 2003 was $4,341,000, a decrease of 37%, compared to fourth quarter 2002 POPS revenue of $6,896,000. The net loss for the fourth quarter of 2003 was $(3,300,000) or $(0.27) per share, compared to net income of $311,000 or $0.03 per share for the fourth quarter of 2002. The results for the fourth quarter of 2003 includes a goodwill impairment charge of $2,133,000 related to the Company’s VALUStix business. Legal expenses during the fourth quarter were $377,000, primarily related to the News America litigation.

For the year ended December 31, 2003 net sales were $26,138,000 an increase of 5%, compared to net sales of $24,821,000 for 2002. POPS revenue for the year ended December 31, 2003 was $22,155,000, an increase of 10%, compared to the POPS revenue of $20,114,000 for 2002. The net loss for the year ended December 31, 2003 was $(4,252,000), or $(0.35) per share, compared to net income of $333,000, or $0.03 per share, for 2002.

CEO Scott Drill commented, “We are obviously disappointed with our fourth quarter and fiscal year 2003 results. Our POPS business did not sustain the momentum we built from 1998 to 2002. Brand spending patterns were quite different seasonally from what they have been historically. This was most notable in the fourth quarter, which has always been our strongest.

Our VALUStix business did not develop according to plan in its first year and we have modified our financial forecasts going forward. Consequently, we took a goodwill impairment charge of $2,133,000. However, we continue to be optimistic that VALUStix will become a viable business for us. We have a number of retailer participation contracts in place which bode well for significant progress in fiscal year 2004 and long term success for this innovative in-store coupon program.”

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

February 17, 2004	Insignia Systems, Inc. Reports Fourth Quarter Loss	Page 2

Drill went on to state, “Our outlook for POPS in 2004 is currently cautious. First quarter POPS bookings are at approximately $3.3 million with roughly two weeks of selling time remaining. We have seen a modest pickup in bookings in the past few weeks. As stated in our workforce reduction announcement on December 5, 2003, we have implemented a number of expense reduction initiatives to get our cost structure in line with revenue. Despite these initiatives, we currently anticipate a first quarter operating loss of approximately $1,600,000 — $1,800,000. The loss estimate assumes first quarter legal fees of approximately $450,000.

On the litigation front, on January 5, 2004, we served News America Marketing with a motion to dismiss the lawsuit which was filed against us on October 29, 2003. We are hopeful that the court will rule on our motion within the next 30 to 60 days. We continue to believe the suit is without merit and expect to prevail in this matter.

In conclusion, while these are difficult times, our product continues to deliver sales lift, which averages approximately 50% throughout our network of 12,000 retailers.”

Conference Call

The Company will host a conference call today, February 17 at 4:00 p.m. Central Time. To access the live call, dial 800-289-0468 or 913-981-5517. The conference code is 668274. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through February 26, 2004. To access the replay, dial 888-203-1112 or 719-457-0820 and reference the passcode 668274.

Insignia’s Point-Of-Purchase Services (POPS) division provides the Insignia POPSign™ and VALUStix® programs. POPSign is a fully featured, shelf-edge sign, point-of-purchase advertising program that delivers superior sales lift, while building brand and store equity. POPSigns allow manufacturers to deliver product-specific messages quickly and accurately – in designs and formats that have been pre-approved and supported by participating retailers. VALUStix is a proprietary system that allows retailers and manufacturers to attach coupons and other information to products that are sold in grocery stores and other retail locations.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

February 17, 2004	Insignia Systems, Inc. Reports Fourth Quarter Loss	Page 3

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising and promotional products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Brookshire’s, Kroger, Minyard Food Stores, Pathmark, Safeway, and Rite Aid. Through the nationwide POPS network, over 180 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K/A for the year ended December 31, 2002 and Form 10-Q for the period ended September 30, 2003. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

February 17, 2004	Insignia Systems, Inc. Reports Fourth Quarter Loss	Page 4

INSIGNIA SYSTEMS, INC.
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Sales	$5,305,000	$7,907,000	$26,138,000	$24,821,000
Cost of Sales	3,408,000	3,484,000	15,173,000	12,186,000
Gross Profit	1,897,000	4,423,000	10,965,000	12,635,000
Operating Expenses:
Selling	1,927,000	2,302,000	8,459,000	7,354,000
Marketing	314,000	760,000	1,383,000	1,922,000
General and administrative	837,000	1,072,000	3,306,000	2,948,000
Impairment of goodwill	2,133,000	—	2,133,000	—
Operating Income (Loss)	(3,314,000)	289,000	(4,316,000)	411,000
Other Income (Expense)	14,000	22,000	64,000	(78,000)
Net Income (Loss)	$(3,300,000)	$311,000	$(4,252,000)	$333,000
Net Income (Loss) Per Share:
Basic	$(0.27)	$0.03	$(0.35)	$0.03
Diluted	$(0.27)	$0.03	$(0.35)	$0.03
Shares used in calculation of
net income (loss) per share:
Basic	12,399,000	11,062,000	12,259,000	10,872,000
Diluted	12,399,000	12,103,000	12,259,000	11,800,000

SELECTED BALANCE SHEET DATA

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$5,225,000	$6,472,000
Working capital	5,797,000	7,324,000
Total assets	11,676,000	16,722,000
Total liabilities	3,854,000	5,464,000
Shareholders’ equity	7,822,000	11,258,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com